QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Tucows Inc.:

        We consent to the use of our report included herein and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP
Toronto, Canada
July 7, 2005

QuickLinks

Consent of Independent Registered Public Accounting Firm